Donald A. Nolan Executive Chair and Chief Executive Officer Apogee Enterprises, Inc. | 4400 West 78th St, Suite 520, Minneapolis, MN 55435 | 952.835.1874 | www.apog.com C R E A T I N G P E A K V A L U E January 15, 2026 Mark R. Augdahl 21315 Whisperer Way Prior Lake, MN 55372 Mark, On behalf of Apogee Enterprises, Inc., I would like to offer you the position of Executive Vice President, Chief Financial Officer responsible for building and executing an overall business strategy in collaboration with me and all other senior executives at Apogee. As you know, this leadership position is a key member of the Executive Team and will also be one of our five named executive officers of the company reporting directly to Apogee’s CEO as a Section 16 Officer. The anticipated start date is January 19, 2026. The following are the details of your offer: Base Salary. The monthly salary offered with this exempt position is $45,833.33 ($550,000/year). Annual Short-Term Incentive Plan (AIP). The target cash incentive for your role is 75% of your base salary with a range of 0% to 200% of the target, subject to the Company’s financial performance. Financial metrics and targets are established by the Board of Directors each year and generally include earnings before interest, taxes, depreciation and amortization; and net sales. This AIP will begin in Fiscal 2027. Long-Term Incentive Plan (LTIP). The annualized target for your role is 150% of your base salary, broken down as follows: • A three-year performance award at 75% of base salary granted every year that will 100% cliff vest following the end of each three-year performance period. You will receive your first performance award grant for this new position in April or May of 2026. • An annual grant of restricted stock with a target value of 75% of base salary and will vest one-third on the later of April 30th or the grant date of each of the first three calendar years following the grant date. You will receive your first restricted stock grant for this new position in April or May of 2026. Sign-on Incentive. Included with this offer is a sign-on incentive of $50,000 payable on the first practical pay period after your start date. Initial Restricted Stock Grant. Included with this offer is a grant of $700,000 worth of restricted shares of Apogee stock based on the closing price of Apogee stock on the later of your start date or the date the award is approved by the Compensation Committee, whichever occurs later. Fifty percent (50%) of this grant will vest twelve months after your start date, and the remaining fifty percent (50%) will vest twenty- four months after your start date. If you leave employment due to termination for cause, the unvested shares will be forfeited. If you leave due to retirement or involuntary termination without cause: • Prior to one year of service, you will be eligible to receive 50% of this grant immediately. The remainder will be forfeited. EXHIBIT 10.1

Apogee Enterprises, Inc. | 4400 West 78th St, Suite 520, Minneapolis, MN 55435 | 952.835.1874 | www.apog.com C R E A T I N G P E A K V A L U E • Between one year and two years of service, you will be eligible to receive the remaining 50% of this award immediately. Change in Control Agreement. In addition, I will recommend that the Compensation Committee execute a new Change in Control severance agreement (CIC) on your behalf to become effective in April of 2026. This agreement will have a “double trigger” and will have the same terms as described for other senior level executives. The CIC agreement calls for severance of 2X base pay and target AIP. Separation from Service Severance. In the event of involuntary termination without cause, you will receive twelve months of base salary and twelve months of medical and dental benefits at employee rates. The Compensation Committee may also choose for the vesting of all outstanding awards to be accelerated in whole or in part. Additional Benefits. Also included with this offer: • Apogee medical, dental, life, disability and long-term care insurance • Apogee 401(k) retirement plan • Executive deferred compensation program • Employee stock purchase plan • Flexible spending plan • Executive paid time off program • Annual executive physical of up to $3,000/year • Annual financial planning benefit of up to $2,000/year Please note that as a member of the Executive Team, your base salary, annual short-term incentive, long- term incentive, and all other compensation will be subject to the approval of our Compensation Committee each year going forward. You will be subject to the Company’s stock ownership guidelines, which require ownership of Apogee common stock in an amount having a market value of three times your annual base salary to be achieved within five years of your promotion date. Mark, the purpose, and scope of this position is to provide broad business leadership to our business segments and enterprise, as well as executive leadership as a member of my staff. Apogee is positioned to make significant positive changes for all our stakeholders. Your responsibility in this role will be to effectively lead and develop our business, beyond just the finance team, and aid me in living and delivering the vision, mission and values of Apogee daily. I would like you to consider our offer and respond to me by Sunday, January 18, 2026, with your decision. I look forward to your reply, as we are excited about you working directly with executive leadership. Please call me at (412) 916-8417 should you have additional questions. Sincerely, /s/Donald A. Nolan Donald A. Nolan Executive Chair and Chief Executive Officer

Apogee Enterprises, Inc. | 4400 West 78th St, Suite 520, Minneapolis, MN 55435 | 952.835.1874 | www.apog.com C R E A T I N G P E A K V A L U E Offer Accepted: /s/Mark R. Augdahl January 15, 2026 Mark R. Augdahl Date